FOR IMMEDIATE RELEASE: Monday, January 12, 1998


CONTACT:  Richard D. Clasen, President/CEO             Madeleine Franco
          David G. Bevan, Executive Vice President     or Bryce Benson
              of Operations/CFO                        Jordan Richard Assoc.
          EFI Electronics Corporation                  801-595-8611
          801-977-9009

                       EFI COMPLETES EUROPEAN ACQUISITION

SALT LAKE CITY, UTAH--Richard D. Clasen, president and chief executive officer of EFI Electronics Corporation (NASDAQ: EFIC), announced today that, effective January 1, 1998, the company completed the acquisition of EFI Electronics, SL (Barcelona, Spain) for an undisclosed amount. The acquired company, which will retain its current management, was founded in 1993 and since its inception had been owned and operated by EFI as a 50/50 joint venture with DLC Trust of Dublin, Ireland.

According to Clasen, the acquisition involved a combination of cash, stock and long-term notes. An 8-K filed with the Securities and Exchange Commission on January 12, 1998, contains preliminary information relating to the transaction; however, additional financial details will be made available in subsequent related filings within the next sixty (60) days.

AWith the proliferation of microelectronics throughout the world and the resultant need for enhanced power protection, the acquisition of EFI Electronics, SL is consistent with EFI=s aggressive strategy for growth,@ said Clasen. ANow having established a presence in Europe, we look forward to capitalizing on additional opportunities both short and long term,@ he said.

EFI is a leading supplier of consumer, business and industrial power protection products, including plug-in surge protectors, and industrial hardwired products. For more information on EFI products, contact EFI at 800-877-1174 and ask for inside sales.

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